EXHIBIT 99.1

ENGlobal Reports Third Quarter Results

HOUSTON, Nov. 4, 2010 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related project delivery solutions, announced today its financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights Compared to Third Quarter 2009:

  $(0.19) earnings per diluted share, a decrease from $0.00, with $(0.03) per share from operations and $(0.16) per share from a pre-tax charge
  Revenue of $85.8 million, a decrease of 1.7%
  Consolidated gross profit margin as a percentage of revenue of 7.5%, a decrease from 8.2%
  Positive cash flow from operations of $2.2 million for the nine months ended September 30, 2010
  31.6% increase in long-term debt

ENGlobal reported third quarter net loss of $5.2 million, or $(0.19) earnings per diluted share, for the quarter ended September 30, 2010, a decrease from a net loss of $0.1 million, or $0.00 for the quarter ended September 30, 2009. The Company's third quarter operating results include a pre-tax charge of $7.2 million related to uncollectable note receivable from a bankrupt client, South Louisiana Ethanol ("SLE").

Management's Assessment:

Commenting on the results, ENGlobal's President and Chief Executive Officer, Edward L. Pagano said, "Although ENGlobal's financial results are disappointing, we are pleased to announce that ENGlobal showed net income in September 2010 for the first time since July 2009. We continue to see improvements across several of our operational metrics, such as bi-weekly billable man hours and utilization, when compared to the second quarter 2010. These metrics improved during each month of the quarter. We remain cautiously optimistic about business trends heading into the fourth quarter, which is seasonally our weakest due to vacations and holidays."

The SLE dispute involved a project relating to the retro-fit of an ethanol plant in southern Louisiana. ENGlobal provided engineering services on a lump sum basis and procurement and construction services on a cost reimbursable basis. In August 2009, SLE filed for Bankruptcy protection. The Bankruptcy court in Louisiana recently ruled on the distribution of assets in the event of a future sale or liquidation of the ethanol facility's assets that was significantly lower than the Company's previous estimate. ENGlobal has adjusted the note receivable accordingly.

The following table illustrates the composition of the Company's revenue and results of operations for the three months ended September 30, 2010 and 2009, respectively:

	Quarter Ended September 30, 2010				Quarter Ended September 30, 2009
(Dollars in millions)

Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering	$44.8	52.2%	10.4%	(9.6)%	$35.7	40.9%	4.7%	(0.3)%
Automation	15.0	17.5%	(1.0)%	(7.5)%	19.5	22.3%	14.1%	8.6%
Land	26.0	30.3%	7.5%	3.8%	32.1	36.8%	8.5%	6.0%
	$85.8	100.0%			$87.3	100.0%

The Company's consolidated gross profit margin as a percent of revenue decreased to 7.5% in the three months ended September 30, 2010 from 8.2% in the prior year period. The primary reasons for this decrease were competitive pressures to reduce margins, maintaining core employees in a down market and a declining backlog.

Mr. Pagano continued, "Our right sizing initiative to reduce costs will result in an annualized savings of approximately $3.0 million. During the quarter, we streamlined several departments, such as business development, project controls and procurement, and removed Construction as a reporting business segment. We believe our construction management expertise can best serve our clients as a support function to enhance productivity across all operations of the Company."

"I am particularly excited about our strategic plan, which was completed last week by our Executive Team. Our core plan involves five separate and equally important strategies -- (1) People; (2) Market Development; (3) Project Execution; (4) Business Management; and (5) Culture -- and will be launched internally early next month. Once implemented, we will evaluate our results-based plan with quarterly accountability measurements."

Under the Company's 2010 stock repurchase plan, repurchases may be consummated through open market purchases, block trades, or negotiated private transactions. During the third quarter, the Company repurchased 651,470 shares of its Common Stock for approximately $1.6 million, an average per share price of $2.40. Since the inception of the plan in June 2010, the Company has repurchased 981,099 shares of its Common Stock for approximately $2.4 million, at an average per share price of $2.41. The plan does not have an expiration date, however, the Company does not currently intend to purchase additional shares under this program. In addition, restrictions contained in our recently amended loan agreements governing our credit facility preclude us from future repurchases of our Common Stock.

ENGlobal's employee count was approximately 2,300 for the quarter ended September 30, 2010, a 13% increase from the second quarter 2010 and an increase of 6% when compared to the third quarter 2009. The Company averaged 166,000 billable hours per two-week period during the third quarter 2010, a slight decrease from the 170,000 average in the same period in 2009 and a 12% increase from 147,000 hours in the second quarter 2010. The Company's overall utilization percentage, inclusive of overhead personnel, was approximately 90% for the third quarter of 2010, compared with approximately 89% for the comparable period of 2009.

Overall SG&A expenses increased $7.5 million, or 108.2%, to $14.5 million for the three months ended September 30, 2010, from $7.0 million for the comparable prior-year period. The third quarter 2010 SG&A represents an increase of 96.8% compared to $7.4 million in the first quarter 2010. As a percentage of revenue, SG&A expense increased to 16.9% for the three months ended September 30, 2010, from 8.0% for the comparable period in 2009. The primary reason for this increase was $7.2 million in bad debt expense mainly attributable to the SLE charge.

The Company's days sales outstanding decreased to 55 days at September 30, 2010, from 65 days at September 30, 2009. Bad debt expense was approximately 8.6% and 0.5% of revenue for the quarters ended September 30, 2010 and 2009, respectively.

Long-term debt and capital leases, net of current portion, decreased 78.7%, or $4.8 million, from $6.1 million at December 31, 2009 to $1.3 million as of September 30, 2010. As a percentage of stockholders' equity, long-term debt decreased to 2.0% from 7.8% at these dates. The decrease in long-term debt primarily relates to a pay down on our December 31, 2009 line of credit and the credit balance being classified as current portion of long-term debt at September 30, 2010. Cash on hand at September 30, 2010 totaled $0.4 million and availability under the credit facility, after consideration of loan covenant restrictions, totaled $14.3 million, resulting in total liquidity of $14.7 million. At September 30, 2010, the amount outstanding on the Company's line of credit was $9.7 million compared to $6.0 million at December 31, 2009.

The Company will host a conference call to discuss its quarterly results at 11:00 a.m. EDT (10:00 a.m. CDT) today. To participate in the conference call, please dial (877) 711-4010 (Domestic) or (706) 643-4549 (International) approximately 10 minutes before the scheduled start time and request the "ENGlobal Third Quarter 2010 Earnings Conference Call." If you are unable to join the call, a replay will be available approximately three hours after the conclusion of the call until Thursday, November 18, 2010. The replay can be accessed by dialing (800) 642-1687 or (706) 645-9291 (International), Conference ID #21538562. The call will be webcast live at www.englobal.com in the Investor Relations section, and an audio archive will be available on the Company's website shortly after the call concludes.

The Company's Quarterly Report on Form 10-Q for the period ended September 30, 2010 will be filed with the Securities and Exchange Commission on or before November 9, 2010 reflecting these results.

About ENGlobal

ENGlobal provides project delivery solutions through its engineering, automation, land and government groups primarily to the energy sector throughout the United States and internationally. The Company's multi-disciplined staff develops projects from the initial planning stages, including right-of-way acquisition and permitting, and detailed design, fabrication, and inspection. ENGlobal has over 2,400 employees in 17 offices and 11 cities. ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its financial results and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (2) our ability to achieve our business strategy while effectively managing costs and expenses; (3) our ability to collect accounts receivable in a timely manner; (4) our ability to accurately estimate costs and fees on fixed-price contracts; (5) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (6) the effect of changes in the price of oil; (7) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (8) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; and (9) our ability to increase or replace our line of credit. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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Financial Highlights
(in thousands, except earnings per share)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Operating Revenue	$ 85,752	$ 87,271	$ 227,441	$ 260,639
Direct cost	79,288	80,103	212,074	235,940
Gross Profit	6,464	7,168	15,367	24,699

Selling, general and administrative	14,531	6,980	32,187	20,838
Operating Income (loss)	(8,067)	188	(16,820)	3,861

Other Income (Expense):
Other income (expense)	(34)	31	114	182
Interest income (expense), net	(101)	(148)	(255)	(479)
Income (Loss) before Provision for Income Taxes	(8,202)	71	(16,961)	3,564

Provision for Income Taxes	(3,001)	140	(5,705)	1,570

Net Income (Loss)	$ (5,201)	$ (69)	$ (11,256)	$ 1,994

Earnings (Loss) Per Common Share:
Basic	$ (0.19)	$ 0.00	$ (0.41)	$ 0.07
Diluted	$ (0.19)	$ 0.00	$ (0.41)	$ 0.07

Weighted Average Shares Used in Computing Earnings (Loss) Per Share:
Basic	27,073	27,305	27,309	27,299
Diluted	27,073	27,305	27,309	27,573
Selected Balance Sheet Information (in thousands):			As of
			September 30, 2010	December 31, 2009

Cash			$ 357	$ 143
Working capital			27,688	36,308
Property and equipment, net			4,910	5,983
Total assets			105,784	110,635
Long-term debt, net of current portion			1,317	6,149
Stockholders' equity			65,475	78,711

CONTACT:  ENGlobal
          Natalie S. Hairston
          (281) 878-1000
          ir@ENGlobal.com